Targeted Medical Pharma, Inc. 8-K

EXHIBIT 10.13

[FORM OF]
TARGETED MEDICAL PHARMA, INC.
STOCK INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AGREEMENT
(TIME-BASED AND PERFORMANCE-BASED VESTING)1

1.           Grant of Option.  Targeted Medical Pharma, Inc., a Delaware corporation (the "Company"), grants to [NAME] ("the Grantee"), effective [DATE]  (the "Grant Date"), an option (the "Option") to purchase an aggregate of  [SHARES] of the Company's common stock ("Common Stock" or "Shares"), at a price of $________ per Share  (the “Option Price”).  The Option is granted pursuant to the Company's 2011 Stock Incentive Plan (the "Plan"), and is subject to the terms and conditions of this agreement (this “Agreement”) and of the Plan.   The Shares subject to the Option are referred to collectively as the “Option Shares.”   This Option is a Non-Qualified Option.

2.           Basic Terms of Option.

(a)           Term.  The term of the Option (the “Term”) shall continue from the Grant Date until the date immediately preceding the seventh anniversary of the Grant Date (the "Expiration Date"), provided the Option shall only be exercisable as permitted in Sections 2(b) and 2(c) below.

(b)           Schedule of Exercisability.  Subject to Section 2(c) below, [      ] of the Option Shares shall vest and become exercisable in [       ] equal installments on each [     ]2 (the “Time-Based Option Shares”) as illustrated in the following table:

DATE	NUMBER OF TIME-BASED OPTION SHARES THAT BECOME VESTED3
[DATE]	[RESERVED]

The remainder of the Option Shares shall vest upon the satisfaction of the conditions contained in Schedule A attached hereto (the “Performance-Based Option Shares”).  Unless sooner terminated in accordance with the terms of this Agreement, the entire Option shall expire on the Expiration Date and may not be exercised in whole or in any part at any time thereafter.

_____________________
1 This form of non-qualified stock option agreement provides for both time-based and performance-based vesting and will be used only for grants to executives having a title of executive vice president and other more senior employees.
2 The time-based vesting schedule will be determined by the Committee; provided that the vesting period will be from one to five years with installments vesting ratably during the applicable vesting period.
3 The time-based vesting schedule will be determined by the Committee; provided that the vesting period will be from one to five years with installments vesting ratably during the applicable vesting period.

(c)           Effect of Termination of Employment.  If the Grantee incurs a Separation from Service, then the Grantee may exercise any outstanding Option on the following terms and conditions:

(i)           Involuntary Separation from Service  for Cause or Voluntary Separation from Service without Good Reason.  If the Grantee incurs an involuntary Separation from Service as the result of a dismissal by the Company for Cause or as the result of the Grantee’s voluntary Separation from Service without Good Reason (as defined below), all Options not theretofore exercised prior to the date of such Separation from Service shall terminate.  For purposes of this Agreement, “Good Reason” shall mean (i) to the extent that there is an employment, severance or other agreement governing the relationship between the Grantee and the Company, which agreement contains a definition of “good reason,” Good Reason shall have the meaning as defined therein; and otherwise, (ii) the Grantee’s Separation from Service by the Company on account of any material breach by the Company of any provision of any employment agreement or similar agreement between the Grantee and the Company; provided, that no Good Reason will have occurred unless and until the Grantee has: (a) provided written notice to the Company specifying in reasonable detail the applicable condition (and underlying facts and circumstances) giving rise to the Good Reason no later than 30 days following the occurrence of that condition; (b) provided the Company with a period of 30 days to remedy or cure the condition and so specifying in the notice; and (c) terminated his or her employment for Good Reason within 30 days following the expiration of the period to remedy if the Company fails to remedy the condition.

(ii)          Involuntary Separation from Service without Cause or Voluntary Separation from Service for Good Reason.  If the Grantee incurs an involuntary Separation from Service as the result of a dismissal without Cause or as the result of the Grantee’s voluntary Separation from Service for Good Reason, then any outstanding option shall be exercisable on the following terms and conditions: (A) exercise may be made only to the extent that the Grantee was entitled to exercise the award on the Separation from Service date; and (B) exercise must occur by the earlier of (1) ninety (90) days following the Separation from Service, and (2) the Expiration Date.

(iii)         Disability.  If the Grantee incurs a Separation from Service as the result of a Disability, then any outstanding Option shall be exercisable on the following terms and conditions: (A) exercise may be made only to the extent that the Grantee was entitled to exercise the Option on the Separation from Service date; and (B) exercise must occur by the earlier of (1) 1 year following the Separation from Service, and (2) the Expiration Date.

(iv)         Death.  If the Grantee incurs a Separation from Service as the result of death, then any outstanding Option shall be exercisable on the following terms and conditions: (1) exercise may be made only to the extent that the Grantee was entitled to exercise the Option on the date of death; and (2) exercise must occur by the earlier of (x) the first anniversary of the Grantee’s death, and (y) the Expiration Date.

3.           Exercise of Option.

(a)           Exercise Notice.  The Option may be exercised with respect to all or any part of the Shares by written notice from the Grantee to the Company (“Exercise Notice”) specifying the number of whole Option Shares with respect to which the Option is being exercised (the “Exercise Shares”), and the aggregate Option Price for such Exercise Shares (the “Exercise Price”). The Option may not be exercised for any fractional Share unless the Committee determines otherwise.

(b)           Payment.  Together with the Exercise Notice, the Grantee shall deliver to the Company full payment for the Exercise Shares (i) by certified or official bank check (or the equivalent thereof acceptable to the Company) for the full option exercise price; (ii) by net exercise; (iii) by delivery of shares of Common Stock having an aggregate fair market value, determined as of the date of exercise, equal to the aggregate Exercise Price, or (iv) at the discretion of the Committee and to the extent permitted by law, by such other provision, consistent with the terms of the Plan, as the Committee may from time to time prescribe.

(c)           Delivery of Shares.  The Company shall, upon payment of the Exercise Price and, if not already executed and delivered, any agreement as reasonably required by the Committee in a form satisfactory to the Committee, make prompt delivery of certificate or certificates for the shares of common stock for which the award has been exercised, provided that if any law or regulation requires the Company to take any action before issuing the same, then the date of delivery of such common stock shall be extended for the period necessary to complete such action. No common stock shall be issued and delivered upon exercise of any option unless and until the Company’s counsel has determined that the Company has complied with all applicable securities laws and any other law or regulation applicable to such issuance. The Company may require that the Grantee furnish or execute such other documents as the Company shall reasonably deem necessary to (i) evidence such exercise, (ii) determine whether registration is then required under applicable securities law, and (iii) comply with or satisfy the requirements of applicable securities law or other applicable law.

4.           Nontransferability of Option.

(a)           Restrictions Generally.  The Option is personal to the Grantee and neither the Option nor any of the rights of the Grantee hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) except by the laws of descent and distribution, nor shall the Option or any rights with respect thereto be subject to execution, attachment or similar process.  Upon any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option or of any rights with respect thereto contrary to the provisions of this Agreement, or upon the placement or levy of any attachment or similar process on the Option or any of the Grantee’s rights hereunder, the Option and all such rights shall expire and become null and void, unless the Committee, in its discretion, determines otherwise.

(b)           Permitted Transfers.  Notwithstanding anything to the contrary in Section 4(a) above, the Grantee may, with the consent of the Company, which shall not be unreasonably withheld, transfer by gift all or any portion of an Option to a trust or trusts (or other entity approved by the Committee in its discretion) for the exclusive benefit of one or more members of the Grantee's Immediate Family, provided that the Option shall continue to be subject to all of the terms and conditions of this Agreement and the Plan as if no such transfer had occurred and the Grantee and the transferree shall execute and deliver to the Company such instruments or agreements as the Company may reasonably require to confirm the foregoing.  As used herein, “Immediate Family”  means, with respect to any person, such person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, brother, sister, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships (or other family relationships specifically approved by the Committee).

5.           No Special Rights.  The Grantee shall have no rights as a stockholder of the Company with respect to any Option Shares unless and until a certificate representing such Option Shares is duly issued and delivered to the Grantee . No adjustment shall be made for dividends or other rights for which the record date is prior to the date such certificate is issued. Nothing herein or in the Plan shall be deemed to confer on the Grantee any right to continued employment with the Company or limit in any way the right of the Company to terminate such employment at any time.

6.           Adjustment Transactions.  The Option and all rights and obligations under this Agreement are subject to Section 1.5(d) of the Plan, the terms of which are incorporated herein by this reference.

7.           Withholding Taxes.  The Company's obligation to deliver Shares upon the exercise of the Option is subject to the Grantee's satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

8.           Legend; Transfer Restrictions on Exercise Shares.

(a)           Legend.  The Grantee consents to the placing on the certificate for any Exercise Shares of an appropriate legend restricting resale or other transfer of such shares except in accordance with the Securities Act of 1933 (the “Act”) and all applicable rules thereunder.

(b)           Transfer Restrictions.  The Exercise Shares may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. The Grantee agrees (a) that the Company may refuse to cause the transfer of Exercise Shares to be registered on the applicable stock transfer records if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (b) that the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of the Exercise Shares.

9.           Miscellaneous.

(a)           Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Grantee.

(b)           Any notices or other communications required or permitted under this Agreement (“Notices”) shall be in writing and shall be either personally delivered, sent by express or first class mail (postage prepaid), return receipt requested, or sent by nationally recognized overnight courier service (overnight delivery, charges prepaid), addressed as follows:

If to the Company:	Targeted Medical Pharma, Inc. 2980 Beverly Glen Circle, Suite 301 Los Angeles, CA 90077

If to the Grantee:	To the Grantee’s address as set forth in Company’s payroll records.

Either party may change its address for Notices by written Notice to the other given in accordance with this Section 9(b).  Notices shall be deemed given when delivered personally, three days after deposit in the U.S. mail, or two business days after deposit with a nationally recognized overnight courier service, as applicable.

(c)           The Option and the rights and obligations of the Company and the Grantee hereunder are subject to the terms and conditions of the Plan. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall govern. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Plan.  Any Committee interpretation of the provisions of the Plan or this Option Agreement shall be final and binding on all parties.

(d)           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(e)           It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines issued thereunder, and the Agreement shall be interpreted on a basis consistent with such intent. This Agreement may be amended in any respect deemed necessary by the Committee in order to preserve compliance with Section 409A of the Code.

(f)           The Grantee shall keep the terms of this Agreement strictly confidential, other than as may be necessary to enforce his or her rights hereunder or as otherwise required by law.

TARGETED MEDICAL PHARMA, INC.

By:
Name:
Title:

Schedule A

This Schedule A sets forth the provisions with respect to the vesting of the Performance-Based Option Shares.

The Performance-Based Option Shares will vest as as illustrated in the following table:

Percentage of Performance-Based Option Shares Becoming Vested4	Performance Targets5

35%, based on Company Performance	Performance Target #1
35%, based on Division Performance	Performance Target #2
30%, based on Personal Performance	Performance Target #3

_____________________
4 For all employees whose compensation is not subject to section 162(m) of the Code, the Committee may also provide that vesting of a portion of the Performance-Based Option Shares will be determined at the discretion of the Committee.
5 Performance Targets will be determined by the Committee on an annual basis, and may be based on the following performance measures: EBITDA, sales growth, expansion of distribution capacity, and certain budget maintenance and administrative measures.

GRANTEE’S ACCEPTANCE

The undersigned hereby accepts the foregoing Option, acknowledges receipt of a copy of the Company's Equity Incentive Plan and agrees to the terms and conditions of both.

[NAME]

Address: